Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

February 1, 2007

YRC Worldwide Delivers Another Strong Year

•	Consolidated 2006 Revenue and Operating Income Highest in Company History

•	Yellow Transportation & Roadway Deliver Strong Full-Year Operating Ratios

•	Meridian IQ Achieves Record Revenue and Operating Income

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today announced fourth quarter 2006 adjusted diluted earnings per share (“EPS”), after excluding $0.08 for an increase in the tax rate, was $1.02. Adjusted diluted EPS was $0.94 compared to adjusted EPS of $1.37 for the fourth quarter 2005. Fourth quarter 2006 adjusted EPS excludes $0.14 of USF acquisition-related charges, impairment charges and loss on the sale of a subsidiary, partially offset by gains on property disposals. The company does not consider these costs a part of core operations and excludes them when evaluating ongoing performance. More detail on these items can be found in the Supplemental Financial Information included with this release. Reported EPS for fourth quarter 2006 was $0.80 compared to reported EPS of $1.30 in fourth quarter last year.

“We delivered a solid quarter despite weaker economic conditions,” stated Bill Zollars, Chairman, President and CEO of YRC Worldwide. “Our operating companies continued to execute well and responded aggressively to lower volumes.”

YRC Worldwide reported the following consolidated results for the fourth quarter 2006:

•	Quarterly operating revenue of $2.41 billion compared to fourth quarter last year of $2.48 billion.

•	Adjusted operating income of $113 million compared to fourth quarter 2005 adjusted operating income of $152 million. Adjustments in 2006 included acquisition-related charges partially offset by net gains on property disposals. Reported operating income was $108 million compared to reported operating income of $154 million in 2005.

For the twelve months ended December 31, 2006, YRC Worldwide reported the following consolidated results:

•	Adjusted diluted EPS of $5.01 compared to $5.25 for the same period last year. Reported diluted EPS of $4.74 compared to $5.07 for the same period in 2005.

•	Operating revenue of $9.9 billion, up 13.5% from last year.

•	Adjusted operating income of $563 million compared to $544 million for the year ended December 31, 2005. Adjustments in 2006 are comprised of acquisition-related charges, reorganization expenses, a loss on sale of a subsidiary and net gains on property disposals. Reported operating income was $545 million compared to reported operating income of $536 million in 2005.

During the quarter, the company recorded $9 million of expense related to a deterioration in prior years’ workers’ compensation claims. The company also conformed the vacation practice of a subsidiary resulting in lower employee benefits expense of $12 million for the quarter. In addition, as reported in the third quarter, the company had lower depreciation expense of $14 million for the fourth quarter resulting from adjusted depreciation policies.

Please note 2006 results include the USF companies for the entire period. The 2005 results include the USF companies from the date of the company’s acquisition of USF Corporation on May 24, 2005.

For statistical information, refer to the company’s website at Tyrcw.comT under Investor Relations and then select Earnings Releases & Operating Statistics.

Outlook

“We delivered solid results in 2006, but below our expectations,” Zollars stated. “With that said, the economy is growing at a much slower pace and that impacted our fourth quarter and will impact us as we head into 2007.”

The company’s expectations include the following:

•	Full year 2007 EPS between $4.70 and $4.90.

•	Full year 2007 consolidated revenue of $10.2 billion, interest expense around $90 million and a consolidated income tax rate of 38.6%.

•	Diluted average shares of around 58.3 million assuming an average year-to-date 2007 stock price of $41 per share.

•	2007 gross capital expenditures in the range of $425 to $450 million.

Review of Financial Results

YRC Worldwide Inc. (NASDAQ: YRCW) will host a conference call for shareholders and the investment community on Friday, February 2, 2007, beginning at 9:30am ET, 8:30am CT.

Investors and analysts should dial 1.888.609.3912 at least 10 minutes prior to the start of the call. The Conference ID Number is 5436314. The conference call will be open to listeners through a live webcast via StreetEvents at streetevents.com and via the YRC Worldwide Internet site yrcw.com.

An audio playback will be available beginning two hours after the call ends until midnight on February 16, 2007 by calling 1.800.642.1687 and then entering the access code 5436314. An audio playback also will be available for 30 days after the call via the StreetEvents and the YRC Worldwide web sites.

*    *    *    *    *

The preceding disclosures contain references to ‘reported’ and ‘adjusted’ operating income and earnings per share. Reported numbers include property gains and losses, reorganization expenses, acquisition-related charges, impairment charges, and a loss on sale of subsidiary, while adjusted numbers exclude these items. Management adjusts for these items when evaluating operating performance to more accurately compare the results among periods.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect”, “believe” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results, revenue and earnings per share could differ materially from those projected in such forward-looking statements because of a number of factors, including (without limitation), inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from acquisitions, a downturn in general or regional economic activity, changes in equity and debt markets, effects of a terrorist attack, and labor relations, including (without limitation), the impact of work rules, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction.

The company’s expectations regarding its interest expense are only its expectations regarding this expense. Actual interest expense could differ based on a number of factors including (among others) the company’s revenue and profitability results and the factors that affect revenue and results described above, the amount, character and interest rate on the company’s outstanding debt and any financings the company may enter into in the future.

The company’s expectations regarding its effective tax rate are only its expectations regarding this rate. The actual rate could differ based on (among others) the following factors: variances in pre-tax earnings on both a consolidated and business units basis, variance in pre-tax earnings by jurisdiction, impacts on our business from the factors described above, variances in estimates on non-deductible expenses, tax authority audit adjustments, change in tax rates and availability of tax credits.

The company’s expectations for the amount of its diluted average shares are only its expectations regarding this amount. Actual diluted average shares could differ based on a number of factors including (among others) the number of employee and director stock option exercises, actual amounts of stock awarded to employees and directors during the year, the dilutive impact of the contingent convertible notes based on the company’s average stock price, and any unanticipated issuance of stock for currently unplanned financings or acquisitions.

The company’s expectations regarding its gross capital expenditures are only its expectations regarding these expenditures. Actual expenditures could differ based on (among others) the following factors: impacts on our business from the factors described above, the accuracy of our estimates of our spending requirements, the occurrence of any unanticipated acquisition opportunities, changes in our strategic direction, the need to spend additional capital on cost reduction opportunities, and the need to replace any unanticipated losses in capital assets.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, Meridian IQ, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 66,000 people.

Investor Contact:	Todd M. Hacker	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	todd.hacker@yrcw.com		sdawson@lakpr.com

STATEMENTS OF CONSOLIDATED OPERATIONS

YRC Worldwide Inc. and Subsidiaries

For the Three and Twelve Months Ended December 31

(Amounts in thousands except per share data)

(Unaudited)

	Three Months		Twelve Months
	2006	2005	2006	2005
OPERATING REVENUE	$2,407,663	$2,483,100	$9,918,690	$8,741,557

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	1,395,285	1,389,651	5,735,720	5,111,113
Operating expenses and supplies	440,943	435,428	1,819,030	1,438,426
Purchased transportation	278,752	304,605	1,090,504	991,157
Depreciation and amortization	61,904	69,714	274,184	250,562
Other operating expenses	118,122	132,076	435,876	406,348
Gains on property disposals, net	(8,443)	(5,042)	(8,360)	(5,388)
Reorganization and acquisition charges	13,366	2,952	26,302	13,029

Total operating expenses	2,299,929	2,329,384	9,373,256	8,205,247

OPERATING INCOME	107,734	153,716	545,434	536,310

NONOPERATING (INCOME) EXPENSES:
Interest expense	21,076	20,618	87,760	63,371
Other	3,754	2,164	1,718	676

Nonoperating expenses, net	24,830	22,782	89,478	64,047

INCOME BEFORE INCOME TAXES	82,904	130,934	455,956	472,263
INCOME TAX PROVISION	36,445	54,087	179,324	184,133

NET INCOME	$46,459	$76,847	$276,632	$288,130

AVERAGE SHARES OUTSTANDING-BASIC	57,144	57,864	57,361	54,358

AVERAGE SHARES OUTSTANDING-DILUTED	57,938	59,376	58,339	56,905

BASIC EARNINGS PER SHARE	$0.81	$1.33	$4.82	$5.30

DILUTED EARNINGS PER SHARE	$0.80	$1.30	$4.74	$5.07

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended December 31

(Amounts in thousands except per share data)

(Unaudited)

	Three Months
	2006		2005	%
Operating revenue:
Yellow Transportation	$835,339		$886,541	(5.8)
Roadway	844,747		865,072	(2.3)
YRC Regional Transportation	570,526		584,381	(2.4)
Meridian IQ	162,558		153,485	5.9
Corporate and other	(5,507)		(6,379)

Consolidated	2,407,663		2,483,100	(3.0)

Reported operating income (loss):
Yellow Transportation	41,851		64,547	(35.2)
Roadway	59,870		62,600	(4.4)
YRC Regional Transportation	19,148 [a]		30,138	(36.5)
Meridian IQ	7,618		4,245	79.5
Corporate and other	(20,753	) [a]	(7,814)

Consolidated	107,734		153,716	(29.9)

Adjustments to operating income by segment [b] :
Yellow Transportation	180		(4,275)
Roadway	(5,865)		(1,193)
YRC Regional Transportation	(2,860)		3,363
Meridian IQ	179		(26)
Corporate and other	13,289		41

Consolidated	4,923		(2,090)

Adjusted operating income (loss):
Yellow Transportation	42,031		60,272	(30.3)
Roadway	54,005		61,407	(12.1)
YRC Regional Transportation	16,288		33,501	(51.4)
Meridian IQ	7,797		4,219	84.8
Corporate and other	(7,464)		(7,773)

Consolidated	$112,657		$151,626	(25.7)

Reported operating ratio:
Yellow Transportation	95.0%		92.7%
Roadway	92.9%		92.8%
YRC Regional Transportation	96.6%		94.8%
Meridian IQ	95.3%		97.2%
Consolidated	95.5%		93.8%

Adjusted operating ratio:
Yellow Transportation	95.0%		93.2%
Roadway	93.6%		92.9%
YRC Regional Transportation	97.1%		94.3%
Meridian IQ	95.2%		97.3%
Consolidated	95.3%		93.9%

Reconciliation of reported diluted earnings per share (EPS) to adjusted diluted EPS:
Reported diluted EPS	$0.80		$1.30
Gains on property disposals	(0.08)		(0.05)
Impairment charges (nonoperating expenses) [d]	0.06		—
Acquisition related charges [e]	0.14		0.03
Loss on sale of subsidiary	0.02		—
Pre-acquisition foreign currency adjustment [f]	—		0.02
Change in effective tax rate [g]	—		0.07

Adjusted diluted EPS	$0.94		$1.37

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Twelve Months Ended December 31

(Amounts in thousands except per share data)

(Unaudited)

	Twelve Months
	2006		2005	%
Operating revenue:
Yellow Transportation	$3,460,504		$3,421,310	1.1
Roadway	3,427,045		3,321,064	3.2
YRC Regional Transportation	2,441,364		1,570,828 [c]	55.4
Meridian IQ	609,742		447,563 [c]	36.2
Corporate and other	(19,965)		(19,208)

Consolidated	9,918,690		8,741,557	13.5

Reported operating income (loss):
Yellow Transportation	208,440		255,329	(18.4)
Roadway	214,845		209,122	2.7
YRC Regional Transportation	142,228 [a]		85,794 [c]	65.8
Meridian IQ	13,682		15,167 [c]	(9.8)
Corporate and other	(33,761	) [a]	(29,102)

Consolidated	545,434		536,310	1.7

Adjustments to operating income by segment [b] :
Yellow Transportation	2,236		(7,108)
Roadway	(4,279)		1,159
YRC Regional Transportation	(3,016)		8,838
Meridian IQ	7,147		(37)
Corporate and other	15,854		4,789

Consolidated	17,942		7,641

Adjusted operating income (loss):
Yellow Transportation	210,676		248,221	(15.1)
Roadway	210,566		210,281	0.1
YRC Regional Transportation	139,212		94,632	47.1
Meridian IQ	20,829		15,130	37.7
Corporate and other	(17,907)		(24,313)

Consolidated	$563,376		$543,951	3.6

Reported operating ratio:
Yellow Transportation	94.0%		92.5%
Roadway	93.7%		93.7%
YRC Regional Transportation	94.2%		94.5%
Meridian IQ	97.8%		96.6%
Consolidated	94.5%		93.9%

Adjusted operating ratio:
Yellow Transportation	93.9%		92.7%
Roadway	93.9%		93.7%
YRC Regional Transportation	94.3%		94.0%
Meridian IQ	96.6%		96.6%
Consolidated	94.3%		93.8%

Reconciliation of reported diluted EPS to adjusted diluted EPS:
Reported diluted EPS	$4.74		$5.07
Gains on property disposals	(0.09)		(0.06)
Reorganization expenses	0.11		—
Loss on sale of subsidiary	0.05		—
Impairment charges (nonoperating expenses) [d]	0.06		—
Acquisition related charges [e]	0.14		0.10
Executive severance	—		0.04
Pre-acquisition foreign currency adjustment [f]	—		0.02
Change in effective tax rate [g]	—		0.08

Adjusted diluted EPS	$5.01		$5.25

a	Amounts related to USF Dugan and USF Red Star, which were shut down in previous periods, have been classified in ‘Corporate and Other’ for 2006. The 2005 amounts continue to be classified in YRC Regional Transportation.

b	Management excludes these items when evaluating operating income and segment performance to more accurately compare the results of our core operations among periods. This measurement should not be construed as a better measurement than operating income as defined by generally accepted accounting principles. Adjustments presented in the 2006 period herein consist of property gains and losses, reorganization expenses and loss on sale of subsidiary as well as other specific items mentioned below. Adjustments presented in the 2005 period herein consist of property gains and losses, acquisition related charges and executive severance charges.
c	Includes the revenue and operating income of USF operating companies since May 24, 2005, the date of acquisition.
d	Management excluded the impairment charges related to the impairment of a customer list associated with the JHJ investment and a nonoperating investment. These amounts are classified as nonoperating expenses.
e	Management excluded the expense related to the unsuccessful abatement of a MEPPA withdrawal liability related to USF Red Star. Had this outcome been known during the purchase accounting process, the amount would have increased goodwill. As the USF purchase occurred in May 2005, or more than one year ago, this accounting treatment is no longer permissible. The 2005 amount relates to acquisition charges associated with the USF purchase.
f	Management excluded the portion of a foreign currency adjustment related to the Roadway financial statements prior to the acquisition. As the company can no longer apply purchase accounting to increase goodwill related to this acquisition, the adjustment was recorded directly to the income statement. This adjustment, recorded in other nonoperating expenses on the Statements of Consolidated Operations, was not related to 2005 performance.
g	Management excluded the impact of an increase to its effective tax rate as it primarily related to a change in the accounting treatment of Roadway deferred taxes established at the acquisition date. This is not expected to impact the tax rate in future periods.

Selected Financial Data

YRC Worldwide Inc.

(Amounts in thousands unless otherwise noted)

(Unaudited)

	For the Twelve Months Ended December 31,
	2006	2005
Net cash from operating activities	$532,304	$497,677
Net cash used in investing activities	(328,971)	(1,044,295)
Net cash provided by (used in) financing activities	(209,303)	522,490
Gross capital expenditures	(377,687)	(304,718)
Net capital expenditures	(303,057)	(256,435)
Proceeds from exercise of stock options	5,686	11,203
Free cash flow [a]	234,933	252,445

	December 31, 2006	December 31, 2005
Cash and cash equivalents	$76,391	$82,361
Accounts receivable, net	1,190,818	1,164,383
Net property and equipment	2,269,846	2,205,792
Total assets	5,877,093	5,734,189
Asset backed securitization borrowings	225,000	374,970
Long-term debt, less current portion	1,058,496	1,113,085
Total debt	1,283,496	1,488,055
Total shareholders’ equity	2,192,549	1,936,488
Debt to capitalization [b]	36.9%	43.5%
Debt to capitalization, less cash	35.5%	42.1%

a	Management uses free cash flow as an indication of the cash available to fund additional capital expenditures, to reduce outstanding debt (including current maturities), or to invest in our growth strategies. Free cash flow is calculated as net cash from operating activities plus stock option proceeds less net capital expenditures. This measurement is used for internal management purposes and should not be construed as a better measurement than net cash from operating activities as defined by generally accepted accounting principles.
b	We calculate debt to capitalization as total debt divided by total debt plus total shareholders’ equity.